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                       October 30, 2020

       Shelly D. Guyer
       Chief Financial Officer
       Invitae Corp
       1400 16th Street
       San Francisco, CA 94103

                                                        Re: Invitae Corp
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-36847

       Dear Ms. Guyer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences